[V&E LETTERHEAD]

                         ATTORNEYS AT LAW

                      VINSON & ELKINS L.L.P.
                    1325 AVENUE OF THE AMERICAS
                            17TH FLOOR
                       NEW YORK, NEW YORK  10019
                     TELEPHONE (917) 206-8000
                        FAX (917) 206-8100
                       www.vinson-elkins.com

WRITER'S  TELEPHONE                                        WRITER'S
                                                             FAX
(917) 206-8103                                        (917) 206-8100
                           June 9, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549
Attn:  Darren DeStefano

     Re:  Forest Oil Corporation
          Registration Statement on Form S-3 (No. 333-80049)

Ladies and Gentlemen:

     On behalf of Forest Oil Corporation, we hereby request that the above-referenced registration statement (the "Registration Statement") be withdrawn. The shares subject to the Registration Statement have been sold by the selling stockholder in a transaction exempt from registration under the Securities and Exchange Act of 1933, as amended.

      Should you have any questions, please do not hesitate to call me at the above-listed number.

                              Very truly yours,



                              /s/ Cheryl R. Huffman
                              Cheryl R. Huffman


cc:  David H. Keyte
     Cleland Dade
     Alan P. Baden